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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


In the Matter of             )
Exelon Corporation           )
                             )      File No. 70-9645
(Public Utility Holding      )
Company Act of 1935)         )


                          CERTIFICATE OF NOTIFICATION

     This Certificate of Notification is filed by Exelon Corporation ("Exelon"), a Pennsylvania Corporation, in connection with the following transactions proposed in Exelon's Form U-1, as amended (the "Application-Declaration"), and authorized by Order of the Securities and Exchange Commission (the "Commission") dated October 19, 2000 (the "Order"), in this file (Release No. 35-70-9645). Capitalized terms used herein without definition have the meaning ascribed to them in the Application-Declaration or the Amended and Restated Agreement and Plan of Exchange and Merger between Unicom Corporation ("Unicom") and PECO Energy Company ("PECO") (the "Merger Agreement"). Exelon Corporation hereby certifies pursuant to Rule 24:

     a. That Exelon has acquired common stock of (i) Commonwealth Edison Company ("ComEd"), a subsidiary of Unicom, (ii) PECO, and (iii) the utility subsidiaries of ComEd and PECO identified in the Application-Declaration.

     b. That Exelon has issued of its common stock in exchange for (i) the outstanding shares of common stock of PECO in the First Step Share Exchange and
(ii) the outstanding shares of common stock of Unicom in the Second Step Merger.

     c. That Exelon adopted a service agreement to permit, under Section 13 of the Act and the rules of the Securities and Exchange Commission thereunder, Exelon Business Services Company to render services to Exelon's utility and non-utility subsidiaries.

     d. That PECO retains the gas utility business of PECO as an "additional system within the meaning of Section 11 of the Act.

     e. That Exelon retains directly or indirectly Unicom's and PECO's existing non-utility business.

     f. That except as noted the transactions described in the Application-Declaration have been completed.

     g. As set forth in the Application-Declaration the transactions (the "Restructurings") which will result in (i) the creation of Genco as the holder of the generating assets of ComEd and PECO, (ii) the creation of Exelon Energy Delivery Company as a holding company for ComEd and PECO and their subsidiaries,
(iii) the creation of Exelon Ventures Company as a holding company for Genco,
(iv) the Conowingo Companies becoming direct and indirect subsidiaries of Genco, and (v) the creation of Exelon Enterprises Company LLC which will hold Exelon's non-utility subsidiaries will be completed within one year.

     Because the transactions will be consummated by several steps, the "past tense" opinion will be filed at the completion of the last step (expected to be the Restructurings) as permitted by Instruction F(2) to Form U-1.
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                                   SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

                                      Exelon Corporation



                                      By:/s/ Ruth Ann M. Gillis
                                         ----------------------
                                         Ruth Ann M. Gillis
                                         Senior Vice President


Dated: October 20, 2000